EXHIBIT 23


                        Independent Auditors' Consent

The Board of Directors
FFY Financial Corp.:

We consent to incorporation by reference in the Registration Statement No. 33-85088 on Form S-8 of FFY Financial Corp. of our report dated July 28, 2000, relating to the consolidated statements of financial condition of FFY Financial Corp. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000, which report appears in the June 30, 2000, annual report on Form 10-K of FFY Financial Corp.

/s/ KPMG LLP

Cleveland, Ohio
September 11, 2000